Exhibit 99.1

Contact: Sandy McLean
         Chief Financial Officer
         (864) 298-9800

                      WORLD ACCEPTANCE CORPORATION REPORTS
            INCREASED REVENUE, EARNINGS AND LOANS FOR SECOND QUARTER

GREENVILLE, S.C. (October 25, 2005) - World Acceptance Corporation (NASDAQ/NM:
WRLD) today reported higher revenue, net income and loans for its second fiscal quarter ended September 30, 2005.

Net income for the second quarter rose 7.6% to $7.4 million, or $0.39 per diluted share, compared with $6.9 million, or $0.36 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 14.0% to $56.7 million from $49.8 million for the prior year quarter.

Gross loans outstanding increased to $395.6 million at September 30, 2005, a 13.2% increase over the $349.4 million in balances outstanding at September 30, 2004, and a 12.5% increase since the beginning of the fiscal year.

"We recorded solid loan growth in the second quarter from existing operations," stated Douglas R. Jones, President and CEO. "Our internal growth rate improved from the second quarter of last year due to new offices opened, including our first two offices in Mexico opened this quarter. In addition, we benefited from the enactment of a new law in Texas, effective September 1, 2005, that increased the maximum dollar amount of a loan that may be made in that state."

"We believe the excellent growth from existing operations highlights the success of our business model and the smooth integration into our operations of accounts and offices that we have acquired over the years. Our growth from acquisitions slowed this year due to fewer candidates in target markets that met our criteria. We acquired approximately 6,300 accounts for $3.0 million in gross loans receivable during the first six months of the current fiscal year compared with approximately 22,000 accounts for $19.0 million in gross loans during the first six months of fiscal 2005. We continue to review potential acquisition candidates in existing and contiguous markets for future growth opportunities," concluded Mr. Jones.

Key return ratios for the second quarter included an annualized return on average assets of 9.5% and an annualized return on average equity of 15.8%. Total general and administrative expenses as a percent of total revenues were 53.1%, a slight decrease from the 53.3% during the second quarter of the prior fiscal year. Net charge-offs as a percent of average net loans increased to 16.1% during the quarter from 15.4% during the prior year quarter on an annualized basis.

Six-Month Results

For the first six months of the fiscal year, net income was $14.7 million, or $0.76 per diluted share representing a 4.0% increase over the $14.2 million, or $0.73 per diluted share for the prior year six-month period. Total revenues for the first six months of fiscal 2006 were $108.5 million, an 11.6% increase over the $97.2 million during the corresponding period of the previous year. Net charge-offs as a percent of average net loans were 15.0% compared to 14.0% during the prior year six month period.

During the first six months of the fiscal year, the Company opened 37 offices, acquired one office and closed or sold six non-performing offices, leaving a total of 611 offices at September 30, 2005.

About World Acceptance

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 611 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

Second Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-866-425-6191. A simulcast of the conference call is also available on the Internet at http://phx.corporate-ir.net/playerlink.zhtml?c=103383&s=wm&e=1147411. The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include the following: changes in interest rates; risk inherent in making loans, including repayment risks and value of collateral; recently enacted, proposed or future legislation; the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and general changes in the economy (particularly in the markets served by the Company). These and other risk factors are discussed in greater detail in the Company's most recent reports on Form 10-K and 10-Q, and other reports and documents it files with the Securities and Exchange Commission from time to time. These reports and documents may be accessed through the EDGAR filing system via the web site of the Securities and Exchange (www.sec.gov). World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

                          World Acceptance Corporation

                      Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                     Three Months Ended    Six Months Ended
                                          Sept. 30,            Sept. 30,
                                    -------------------   -------------------
                                      2005       2004       2005       2004
                                    --------   --------   --------   --------
Interest & fees                     $ 48,744     43,478     93,343     84,079
Insurance & other                      8,000      6,276     15,169     13,153
                                    --------   --------   --------   --------
  Total revenues                      56,744     49,754    108,512     97,232
Expenses:
  Provision for loan losses           13,131     11,282     22,671     19,909
  General and administrative
   expenses
    Personnel                         19,633     17,478     39,215     35,184
    Occupancy & equipment              3,580      3,112      6,765      6,027
    Data processing                      512        399      1,013        867
    Advertising                        1,641      1,370      3,298      2,950
    Intangible amortization              731        633      1,416      1,264
    Other                              4,033      3,539      7,664      6,658
                                    --------   --------   --------   --------
                                      30,130     26,531     59,371     52,950
  Interest expense                     1,622      1,067      2,928      2,056
                                    --------   --------   --------   --------
    Total expenses                    44,883     38,880     84,970     74,915
                                    --------   --------   --------   --------
Income before taxes                   11,861     10,874     23,542     22,317
Income taxes                           4,432      3,968      8,800      8,145
                                    --------   --------   --------   --------
Net income                          $  7,429      6,906     14,742     14,172
                                    ========   ========   ========   ========
Diluted earnings per share          $   0.39       0.36       0.76       0.73
                                    ========   ========   ========   ========
Diluted weighted average shares
 outstanding                          19,147     19,429     19,312     19,459
                                    ========   ========   ========   ========

                           Consolidated Balance Sheets
                          (unaudited and in thousands)

                                            Sept. 30,     March 31,     Sept. 30,
                                              2005          2005          2004
                                           ----------    ----------    ----------
          ASSETS
Cash                                       $    4,243         3,047         5,318
Gross loans receivable                        395,578       351,496       349,402
  Less: Unearned interest & fees              (99,169)      (84,472)      (84,136)
  Allowance for loan losses                   (22,223)      (20,673)      (20,421)
                                           ----------    ----------    ----------
    Loans receivable, net                     274,186       246,351       244,845
Property and equipment, net                    10,738         9,806         9,634
Deferred tax benefit                           10,690        10,690         9,535
Intangible assets                              17,117        17,358        17,484
Other assets                                    5,986         6,254         5,250
                                           ----------    ----------    ----------
                                           $  322,960       293,506       292,066
                                           ==========    ==========    ==========

  LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Notes payable                               122,400        83,900       110,300
  Income tax payable                            5,479         1,624        (3,111)
  Accounts payable and accrued expenses         9,589        18,271        17,784
                                           ----------    ----------    ----------
    Total liabilities                         137,468       103,795       124,973
Shareholders' equity                          185,492       189,711       167,093
                                           ----------    ----------    ----------
                                           $  322,960       293,506       292,066
                                           ==========    ==========    ==========

                        Selected Consolidated Statistics
                             (dollars in thousands)

                                         Three Months Ended               Six Months Ended
                                              Sept. 30,                       Sept. 30,
                                    ----------------------------    ----------------------------
                                        2005            2004            2005            2004
                                    ------------    ------------    ------------    ------------
Expenses as a percent of total
 revenues:
  Provision for loan losses                 23.1%           22.7%           20.9%           20.5%
  General and administrative
   expenses                                 53.1%           53.3%           54.7%           54.5%
  Interest expense                           2.9%            2.1%            2.7%            2.1%

Average gross loans receivable      $    381,910    $    340,829    $    370,965    $    331,614

Average loans receivable            $    287,133    $    258,705    $    279,824    $    252,119

Loan volume                         $    305,361    $    251,030    $    587,329    $    502,272

Net charge-offs as percent of
 average loans                              16.1%           15.4%           15.0%           14.0%

Return on average assets                     9.5%            9.7%            9.6%           10.2%

Return on average equity                    15.8%           17.0%           15.6%           17.7%

Offices opened (closed) during
 the period, net                              28              31              32              49

Offices open at end of period                611             575             611             575

                                       END